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                                                                    EXHIBIT 99.1

                        CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                                  TESSERA, INC.


PURPOSE:

        The purpose of the Audit Committee of the Board of Directors of Tessera, Inc. (the "Company"), shall be to make such examinations as are necessary to monitor the Company's systems of internal control, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors' attention.

        In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.


MEMBERSHIP:

        The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors, meeting the following criteria:

1. Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements;

2. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer with financial oversight responsibilities; and

3. (i) Each member will be an independent director, as defined in NASDAQ Rule 4200; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its shareholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination, then the Company may appoint one (1) non-independent director to the Audit Committee if the director is not a current employee or officer, or an immediate family member of a current employee or officer.

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RESPONSIBILITIES:

        The responsibilities of the Audit Committee shall include:

        1. Reviewing on a continuing basis the adequacy of the Company's systems of internal controls.

        2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's finance department.

        3. Recommending the appointment of independent auditors to the Board of Directors.

        4. Reviewing and recommending to the full Board fee arrangements with the independent auditors.

        5. Reviewing and approving the independent auditors' proposed audit scope, approach, and independence.

        6. Reviewing the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee.

        7. Discussing with the Company's independent auditors the financial statements and audit findings, including discussing with the Company's independent auditors any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented;

        8. Reviewing the written disclosures and the letter from the Company's independent auditors required by ISB Standard No. 1, as may be modified or supplemented;

        9. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

        10. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

        11. Ensuring that the Company's independent auditors review the Company's interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

        12. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

        13. Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;


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        14.     Reviewing management's monitoring of compliance with the
                Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

        15. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

        16. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

        17. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

        18. Reviewing related party transactions for potential conflicts of interest;

        19. Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulations S-K and Item 7(e)(3) of Schedule 14A;

        20. Reviewing its own structure, processes and membership requirements; and

        21. Performing other oversight functions as requested by the full Board of Directors.

        In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.


MEETINGS:

        The Audit Committee will meet at least three times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

        The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet in executive session with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.


MINUTES:

        The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.


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